AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement ("Agreement") is made and entered into by and between LANTRONIX, INC., a Delaware corporation ("Company"), and Reagan Y. Sakai ("Executive"), and is effective as of December 29, 2008.

RECITALS

WHEREAS, Executive is employed as Senior Vice President, Chief Financial Officer of the Company;

WHEREAS, the Company and the Executive entered into that certain Severance Agreement effective as of May 15, 2007 (the "Original Agreement") in order to provide certain benefits to Executive as described therein as an incentive for Executive to serve the Company; and

WHEREAS, the Company and Executive desire to amend, restate and completely supersede the Original Agreement as set forth herein, effective as of the date set forth above.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement and for other valuable consideration, the parties agree to amend, restate and completely supersede the Original Agreement as of the date set forth above as follows:

1.        Termination Without Cause or Resignation With "Good Reason" During Specified Pre-Change Period or Specified Post-Change Period.  If a "Change of Control" (as hereinafter defined) of the Company occurs after the effective date hereof, and either (i) the Company terminates Executive without "Cause" (as hereinafter defined) during the Specified Post-Change Period or the Specified Pre-Change Period (each as defined below), or (ii) Executive resigns with "Good Reason" (as hereinafter defined) during the Specified Post-Change Period or the Specified Pre-Change Period, then, subject to the terms of this Agreement, as a severance benefit and in lieu of all other compensation or damages, the Company shall:

a.         Pay Executive a sum equal to the greater of either (i) twelve (12) months of his base salary in effect on the date of termination or resignation, or (ii) twelve (12) months of his base salary in effect as of (A) the Execution Date (as defined in Paragraph 3(e) below) in the event the Company terminates Executive without Cause or Executive resigns with Good Reason, during a Specified Pre-Change Period, or (B) the date of the Change of Control in the event the Company terminates Executive without Cause or Executive resigns with Good Reason during a Specified Post-Change Period, payable as follows and less required tax deductions and withholdings:  (x) one-half of such amount within thirty (30) days after the later of (1) the date of the consummation of the Change of Control, or (2) the date of such termination or resignation, and (y) one-half of such amount following the end of the Executive's taxable year in which such termination or resignation occurred but on or before the date that is twelve (12) months following the later of (1) the date of the consummation of the Change of Control, or (2) the date of such termination or resignation.  Subject to any delay pursuant to Sections 5 or 8(d) hereof, such payments shall be made to the Executive during the applicable twelve-month period set forth in the preceding sentence on the Company's regular payroll dates (in accordance with the Company's payroll practices in existence on the later of (i) the date of the consummation of the Change of Control, or (ii) the date of such termination or resignation);

b.         Continue to provide Executive, at the Company's expense, all medical, dental insurance coverages and executive automobile benefits provided to him immediately prior to the date of such termination or resignation for a period of twelve (12) months following the date of such termination or resignation, or, if any of such benefits cannot be provided to Executive for such twelve (12) month period under the Company's policies as then in effect or under applicable law (for example, if Executive must elect COBRA continuation coverage to receive such benefits), then the Company shall pay Executive an amount equal to the monthly sums paid on behalf of Executive for such benefits at the time of such termination or resignation for a period beginning on the date Executive's participation in such benefits is disallowed and ending on the date that is no more than twelve (12) months following the date of such termination or resignation, payable in monthly installments within five business days after the end of each month.  If the Executive is terminated without Cause or resigns with Good Reason during a Specified Pre-Change Period, then payments to the Executive under this Paragraph 1(b) shall not begin until after the consummation of the Change of Control associated with such Specified Pre-Change Period and the first payment made to Executive under this Paragraph 1(b) after the consummation of such Change of Control shall include amounts described in this Paragraph 1(b) for the period between the date of such termination or resignation and the consummation of such Change of Control.  Such amounts are subject to withholding and/or taxation;

c.         Subject to the provisions of the Company's stock option plan(s), accelerate the vesting of 100% of all unvested stock options granted to Executive under the Company's stock option or other benefit plan. Subject to the provisions of the Company's stock option plan(s), Executive shall have until the earlier of the following three dates to exercise each of Executive's vested options (including options accelerated pursuant to the foregoing provisions of this paragraph c.):  (i) twenty-four (24) months after the date of Executive's termination or resignation, (ii) for each option, the latest date on which such option could have expired by its original terms under any circumstances, or (iii) for each option, ten (10) years after the original grant date of such option.  Notwithstanding the foregoing provisions of this paragraph c., if and to the extent that any stock option held by Executive is intended to be an "incentive stock option," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the post-termination exercise period of such incentive stock option shall not, without the prior written consent of Executive, be extended beyond three (3) months following the date of termination or resignation (or twelve (12) months following the date of termination or resignation if Executive's employment with the Company was terminated, or Executive resigned, as a result of Executive becoming disabled (within the meaning of Section 22(e)(3) of the Code)); and

d.         The Company shall pay to Executive within 30 days of the later of (1) the date of the consummation of the Change of Control, or (2) the date of such termination or resignation, a lump-sum payment, less required tax deductions and withholdings, equal to the larger of either (i) the highest amount of bonus incentive cash compensation paid to Executive for services in any past one year period (if any) or (ii) 100% of the Executive’s Target Bonus (if any) approved by the Board of Directors.

2.        Termination Without Cause Not During Specified Pre-Change Period or Specified Post-Change Period.  If the Company terminates Executive without "Cause" other than during a Specified Pre-Change Period or a Specified Post-Change Period (each as defined below), then, subject to the terms of this Agreement, as a severance benefit and in lieu of all other compensation or damages, the Company shall:

a.         Continue to pay Executive his current base salary, less required tax deductions and withholdings, as in effect on the date of such termination through the end of the week in which the applicable termination occurred and continuing for a period of nine (9) months.  Subject to any delay pursuant to Sections 5 or 8(d) hereof, such payments shall be made to the Executive during such nine-month period on the Company's regular payroll dates (in accordance with the Company's payroll practices in existence on the effective date of the Executive's termination);

b.         Continue to provide Executive, at the Company's expense, all medical, dental insurance coverages and executive automobile benefits provided to him immediately prior to the date of such termination for a period of nine (9) months following the date of such termination, or, if any of such benefits cannot be provided to Executive for such nine (9) month period under the Company's policies as then in effect or under applicable law (for example, if Executive must elect COBRA continuation coverage to receive such benefits), then the Company shall pay Executive an amount equal to the monthly sums paid on behalf of Executive for such benefits at the time of such termination for a period beginning on the date Executive's participation in such benefits is disallowed and ending on the date that is nine (9) months following the date of such termination, payable in monthly installments within five business days after the end of each month. Such sums are subject to withholding and/or taxation;

c.         Allow Executive to exercise any and all stock options that were granted to Executive and vested as of the date of termination.  Subject to the provisions of the Company's stock option plan(s), Executive shall have until the earlier of the following three dates to exercise each of Executive's vested options:  (i) eighteen (18) months after the date of Executive's termination, (ii) for each option, the latest date on which such option could have expired by its original terms under any circumstances, or (iii) for each option, ten (10) years after the original grant date of such option.  Notwithstanding the foregoing provisions of this paragraph c., if and to the extent that any stock option held by Executive is intended to be an "incentive stock option," within the meaning of Section 422 of the Code, the post-termination exercise period of such incentive stock option shall not, without Executive's prior written consent, be extended beyond three (3) months following the date of termination (or twelve (12) months following the date of termination if Executive's employment with the Company was terminated as a result of Executive becoming disabled (within the meaning of Section 22(e)(3) of the Code)); and

d.         Pay to Executive a prorated bonus, less applicable tax withholdings and deductions, based on the percentage of the current bonus period during which Executive was included in the bonus plan and the actual bonus pool amount for the position granted by the Company’s Board of Directors for the current bonus period, payable within five business days such bonuses are calculated and paid generally.

3.         Definitions.

a.         Change of Control.  For purposes of this Agreement, the term "Change of Control" means the occurrence of any of the following events, but only if such event also constitutes a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5)(i):

(i)           Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities; or

(ii)          The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

(iii)         The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

b.         Termination without Cause.  The Company in its sole discretion may terminate Executive's employment at will at any time with or without Cause or notice, and this Agreement does not obligate the Company to continue Executive's employment for any specified term, or at all.  For purposes of this Agreement, the Company shall be deemed to have terminated Executive's employment without "Cause" if Executive's employment is terminated at will, or for any reason other than the following: (i) Executive's commission of a felony or misdemeanor or his possession, use or sale of a controlled substance (other than the use or possession of legally prescribed medication used for their prescribed purpose); (ii) Executive's significant neglect, or materially inadequate performance of, his duties as an employee of the Company; (iii) Executive's breach of a fiduciary duty to the Company or its shareholders; (iv) Executive's willful breach of duty in the course of his employment; (v) Executive's material violation of the Company's personnel or business policies; (vi) Executive's willful misconduct; (vii) Executive's death; or (viii) Executive's disability.  For purposes of this Agreement, Executive shall be considered disabled if Executive has been physically or mentally unable to perform his essential job duties hereunder for (x) a continuous period of at least one hundred twenty (120) days or (y) a total of one hundred fifty (150) days during any one hundred and eighty (180) day period, and Executive has not recovered and returned to the full time performance of his duties within thirty (30) days after written notice is given to Executive by the Company following such 120 day period or 180 day period, as the case may be.

c.         Resignation with Good Reason.  Executive may resign at any time with or without Good Reason. For purposes of this Agreement, Executive shall be deemed to have resigned with "Good Reason" only if he resigns during a Specified Pre-Change Period or a Specified Post-Change Period and such resignation occurs within one hundred eighty (180) days (but no later than the end of the Specified Pre-Change Period if Executive resigns with Good Reason during a Specified Pre-Change Period) after the Company has taken any of the following actions without Executive's express written consent (the "Good Reason Resignation Period"): (i) the Company "Substantially Lessens Executive's Title" (as defined on Exhibit "A" attached hereto); (ii) the Company Substantially Reduces Executive's Senior Authority (as defined on Exhibit "A" attached hereto); (iii) the Company assigns material duties to Executive which are materially inconsistent with Executive's then-current status; (iv) the Company reduces Executive's base salary or benefits from that in effect at (A) the Execution Date (as defined Paragraph 3(e) below) if the Executive resigns with Good Reason during a Specified Pre-Change Period, or (B) the time of the consummation of the Change of Control if the Executive resigns during the Specified Post-Change Period, (unless, in either case, such reduction is in connection with a salary or benefit reduction program of general application at Executive's level) (v) the Company requires Executive to be based more than fifty (50) miles from his present office location, except for required travel consistent with Executive's business travel obligations; or (vi) the Company fails to obtain the assumption of this Agreement by any successor or assign of the Company.  Notwithstanding the foregoing provisions of this subparagraph (c), Good Reason shall not exist unless Executive provides the Company written notice of the existence of one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice.

The parties acknowledge that, in the event of a Change of Control, it may be mutually advantageous for Executive and the Company to discuss and implement changes in Executive’s employment on a trial basis even though such employment changes may constitute "Good Reason" under the terms of this Agreement.  Accordingly, the parties may agree in writing to extend the Good Reason Resignation Period referred to above in this subparagraph (c), but in no event may the Good Reason Resignation Period be extended to a date that is later than one (1) year after the Company has taken any of the foregoing actions described in clauses (i) through (vi) of this subparagraph (c).

d.         The executive’s Target Bonus for Fiscal Year 2008 is equal to 60% of Executive’s base salary and any payout thereof shall be made no later than March 15, 2009.

e.         Specified Pre-Change Period and Specified Post-Change Period.  For purposes of this Agreement, the term "Specified Pre-Change Period" means the period beginning on the date a definitive agreement is executed by all parties thereto (the "Execution Date") for a transaction that will constitute a Change of Control of the Company when consummated, and ending on the date the Change of Control governed by such definitive agreement is consummated; provided, however, that if the Change of Control governed by such definitive agreement is not consummated within sixty (60) days after the Execution Date or if such definitive agreement is terminated before the Change of Control governed by such definitive agreement is consummated, there shall be no Specified Pre-Change Period with respect to such definitive agreement or the Change of Control governed by such definitive agreement.  For the avoidance of doubt, the parties agree that the determination of whether a Specified Pre-Change Period exists cannot be made until it has been determined whether a Change of Control has been consummated pursuant to the applicable definitive agreement within 60 days after the Execution Date of such definitive agreement.  For purposes of this Agreement, the term "Specified Post-Change Period" means the period beginning on the date of the consummation of a Change of Control of the Company, and ending on the two-year anniversary date of the consummation of such Change of Control.

4.         Confidential Information; Non-Solicitation of Employees.

a.         As a material inducement and condition to the payment of the above-referenced severance monies, Executive acknowledges and agrees that he shall continue to be bound by and comply with each and every term and condition of the Company's Employment, Confidential Information and Invention Assignment Agreement and any other proprietary or confidentiality agreement(s) between Executive and the Company.

b.       As a further material inducement and condition to the payment of the above-referenced severance monies, Executive agrees that for a period of one (1) year following Executive's date of termination or resignation, he will not, either directly or indirectly, or either on his own behalf or on behalf of any other person, recruit or solicit for hire any individual who is then employed by the Company.

c.         Executive acknowledges and agrees that the restrictions contained in this Paragraph 4 are reasonable and appropriate. Executive further acknowledges and agrees that the restrictions contained in this Paragraph 4 will not preclude him from engaging in any trade, business or profession that he is qualified to engage in.

5.        General Release of Claims.  As a condition of receiving the above-referenced severance monies, Executive shall be required to execute a general release of all known and unknown claims in a form reasonably acceptable to the Company at the time of his termination or resignation. In order to receive any severance payments or benefits set forth in this Agreement, the general release of claims set forth above (the “Release”) must become effective within fifty-two (52) days following Executive’s employment termination date or such earlier date as required by the Release (such deadline, the “Release Deadline”).  No severance payments or benefits pursuant to this Agreement will be paid or provided until the Release becomes effective.  Any severance payments or benefits to which Executive is entitled during such fifty-two (52) day period shall be paid by the Company to Executive in cash and in full arrears on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A. The Release shall not release Lantronix from any obligations it may have under its Articles of Incorporation, Bylaws, or applicable law, to indemnify Executive for his actions as an employee of Lantronix.

6.        The Company's Obligations Under This Agreement.  Executive shall not be entitled to any of the benefits of Paragraphs 1 and 2 if the Company terminates Executive's employment, or if Executive resigns, under circumstances other than as specifically set forth in Paragraphs 1 and 2.  The benefits set forth in Paragraphs 1 and 2 constitute the sole obligations of the Company to Executive upon any termination or resignation and are in lieu of any damages or other compensation that Executive may claim under other Company policies or otherwise, except for Executive's base salary which has been earned up to the date of termination or resignation, compensation for any accrued and unused vacation up to the date of termination or resignation, reimbursement for business expenses incurred up to the date of termination or resignation (in accordance with the customary policies of the Company), and any benefits that the Company is required to provide to Executive after the date of termination or resignation under COBRA or pursuant to any ERISA plan(s) of the Company.  The benefits on termination or resignation provided in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application.  The benefits on termination or resignation provided in this Agreement shall not be reduced by any compensation or benefits received by Executive from any subsequent employer or any other third party.

7.         Withholding of Taxes; Tax Reporting.  The Company may withhold from any amounts payable under this Agreement all such federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its judgment, be required by law.

8.        Sections 280G, 162(m) and Compliance with Section 409A.

a.              Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Executive, or any vesting of stock options or other benefits for the benefit of Executive, which are deemed to be "parachute payments" as that term is defined in Section 280G of the Code, may be modified or reduced to the extent deemed to be necessary by the Board of Directors of the Company to avoid the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280G(a) of the Code.

b.              Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company determines that any acceleration, extension or other modification of Executive's stock options pursuant to this Agreement could reasonably be expected to cause such options to lose their status as "qualified performance-based compensation" under Code Section 162(m) and Treasury Regulation Section 1.162-27(e), such accelerations, extensions or other modifications may be modified or reduced to the extent deemed necessary by the Company's Board of Directors to prevent such options from losing their status as qualified performance-based compensation.

c.              In the event cash payments or vesting, extension or other modifications of stock options are reduced pursuant to this Paragraph 8, such reduction shall, to the extent legally permissible, be made to stock options first and cash payments last.

d.              Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

           Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

           Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of the Agreement.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of the Agreement.  For purposes of this paragraph, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment terminates.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  You and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A

e.              The costs of all legal and accounting fees required to make the Company's determinations and estimates for purposes of this Paragraph 8 will be paid for by the Company.

9.        Assignment.  Executive may not assign this Agreement. The Company shall be entitled to assign this Agreement to any successor in interest to its business.  The Company will obtain an assumption of this Agreement by any successor or assign to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by acquisition, merger, consolidation or otherwise), but the failure to obtain such assumption shall not prevent or delay such acquisition, merger, consolidation or other transaction or relieve the Company of its obligations under the Agreement.  This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as Executive's heirs, executors, administrators, and legal representatives.

10.           Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served or three (3) days after deposit in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed to the Company at its principal office or to Executive at Executive's last known address.

11.          Entire Agreement. This Agreement, together with the documents referenced herein, contains the entire integrated agreement of the parties hereto with respect to the subject matter hereof and it supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Chairman of the Board of the Company and Executive.

12.           Mutual Arbitration Agreement.  To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its affiliated, subsidiary, or related entities, owners, directors, officers, employees, volunteers or agents) relating to or arising out of this Agreement or Executive's employment (or the cessation thereof), will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association's ("AAA") Employment Arbitration Rules as the exclusive remedy for such controversy, claim or dispute.  In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law.  The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court.  The Company shall pay the arbitrator's fees and any AAA administrative expenses.  Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other statutes or laws relating to Executive’s relationship with the Company regardless of whether such dispute is initiated by Executive or the Company.  Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against Executive, including but not limited to claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contracts, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty.  However, claims for workers’ compensation benefits, unemployment insurance and those arising under the National Labor Relations Act (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.  BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.  This arbitration agreement is to be construed as broadly as is permissible under applicable law.

13.           Attorneys' Fees.  In the event of any arbitration arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its costs and expenses (including reasonable attorneys' fees) incurred in such arbitration.

14.           No Tax Advice.  The Company has provided no tax or legal advice to Executive with respect to this Agreement or any payments or benefits to be provided to Executive hereunder.  Executive is solely responsible for all taxes (and any related penalties and/or interest) imposed on Executive as a result of any payments or benefits provided to Executive hereunder, including, without limitation, under Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EXECUTIVE:
/s/ Reagan Y. Sakai		12/29/08
Date
COMPANY: LANTRONIX, INC. A Delaware Corporation
By:	/s/ Allison K. Garcia	12/29/08
Name:	Allison K. Garcia	Date
Its:	VP of Human Resources

EXHIBIT A

"Substantially Lessens Executive's Title" shall mean that the Executive does not have the title of Chief Financial Officer, which results in a material diminution of the Executive's authority, duties or responsibilities.

"Substantially Reduces Executive's Senior Authority" shall mean that the Executive no longer has substantially similar authority, scope of responsibility, functions or duties as Chief Financial Officer, which results in a material diminution of the Executive's authority, duties or responsibilities.